Exhibit 99

UTC REPORTS 22 PERCENT THIRD QUARTER EPS GROWTH ON 12 PERCENT

HIGHER REVENUES; RAISES 2006 EPS GUIDANCE

HARTFORD, Conn., October 17, 2006 – United Technologies Corp. (NYSE: UTX) today reported third quarter 2006 earnings per share of $0.99 and net income of $996 million, up 22 and 21 percent respectively from the year ago quarter. Revenues for the quarter increased 12 percent to $12.2 billion and included 8 percent organic growth. Cash flow from operations was $1.36 billion and, after capital expenditures of $184 million, exceeded net income.

“Third quarter results overall were exceptional and reflect the balance in UTC’s businesses. Commercial aerospace volumes and margins were up significantly at Pratt and Hamilton Sundstrand, along with solid profit growth at UTC Fire & Security and Otis. These gains more than offset weaker market conditions in two of Carrier’s businesses and production challenges at Sikorsky on materially higher volumes,” said UTC Chairman and Chief Executive Officer George David.

“Given results in the quarter and year-to-date, we are increasing UTC’s full year earnings per share guidance to $3.65-$3.69, up 17-18 percent from 2005 results excluding the impact of the FIN 47 accounting change. The prior 2006 guidance range was $3.55-$3.65, up comparably 14-17 percent. We’ll be reviewing our 2007 outlook at our usual December investor meeting and will be looking closely at market developments in Carrier’s North American Residential and container refrigeration businesses in the interim. Both are important contributors to Carrier’s results overall and both markets turned down in the third quarter. However, we still anticipate another solid growth year across UTC in 2007,” David continued.

“Cash flow from operations less capital expenditures in the quarter was 118 percent of net income, and we anticipate this cash flow performance for the year will be at UTC’s usual standard of exceeding net income,” David added.

Share repurchase in the quarter was $580 million and $1.33 billion for the first nine months, on track with guidance of $2.0 billion for the year.

As anticipated by investors, third quarter restructuring costs of $93 million exceeded a $60 million gain on divestiture of a manufacturing joint venture.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow, share repurchases, restructuring and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results”, as well as the information included in UTC’s Current Reports on Form 8-K.

UTC-IR

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended September 30,		Nine Months Ended September 30,
(Millions, except per share amounts)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues	$12,163	$10,905	$35,042	$31,464

Cost and Expenses
Cost of goods and services sold	8,794	7,891	25,219	22,696
Research and development	384	335	1,123	944
Selling, general and administrative	1,338	1,295	4,030	3,863

Operating Profit	1,647	1,384	4,670	3,961
Interest expense	156	135	453	355

Income before income taxes and minority interests	1,491	1,249	4,217	3,606

Income taxes	(423)	(356)	(1,157)	(959)
Minority interests	(72)	(72)	(193)	(204)

Net Income	$996	$821	$2,867	$2,443

Earnings Per Share of Common Stock
Basic	$1.02	$.83	$2.92	$2.46
Diluted	$.99	$.81	$2.84	$2.40

Average Shares
Basic	980	992	983	993
Diluted	1,006	1,015	1,008	1,016

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2006 and 2005 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended September 30,		Nine Months Ended September 30,
(Millions)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues

Otis	$2,565	$2,362	$7,442	$7,099
Carrier	3,607	3,351	10,262	9,469
UTC Fire & Security	1,142	1,121	3,421	3,047
Pratt & Whitney	2,771	2,414	8,066	6,700
Hamilton Sundstrand	1,253	1,077	3,698	3,231
Sikorsky	867	639	2,146	1,948

Segment Revenues	12,205	10,964	35,035	31,494
Eliminations and other	(42)	(59)	7	(30)

Consolidated Revenues	$12,163	$10,905	$35,042	$31,464

Operating Profit
Otis	$463	$442	$1,374	$1,286
Carrier	430	367	1,044	912
UTC Fire & Security	70	56	200	148
Pratt & Whitney	443	379	1,408	1,087
Hamilton Sundstrand	220	179	613	501
Sikorsky	70	64	115	180

Segment Operating Profit	1,696	1,487	4,754	4,114
Eliminations and other	31	(26)	160	87
General corporate expenses	(80)	(77)	(244)	(240)

Consolidated Operating Profit	$1,647	$1,384	$4,670	$3,961

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2006 and 2005 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and nine months ended September 30, 2006 and 2005 includes restructuring and related charges as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
Restructuring and Related Charges	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Otis	$32	$7	$40	$30
Carrier	27	12	59	62
UTC Fire & Security	9	9	23	11
Pratt & Whitney	13	4	36	16
Hamilton Sundstrand	12	16	29	42
Sikorsky	—	—	19	3

Segment Restructuring and Related Charges	93	48	206	164
Eliminations and other	—	2	—	6

Consolidated Restructuring and Related Charges	$93	$50	$206	$170

Consolidated results for the quarters and nine months ended September 30, 2006 and 2005 include the following non-recurring items:

2006

Q3

•	Carrier: Approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, a North American manufacturer of compressors used primarily for heating, ventilating and air-conditioning equipment.

Q2

•	Pratt & Whitney: Approximately $80 million pretax gain related to the settlement of a claim by the Department of Defense (DoD) regarding Pratt & Whitney’s cost accounting practices for engine parts on commercial engine collaboration programs.

•	Eliminations and Other: Approximately $60 million pretax interest income related to the final determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

•	Income Taxes: Favorable income tax adjustment of approximately $35 million, related to a determination by the U.S. Congress Joint Committee on Taxation on a disputed issue in the Internal Revenue Service (IRS) examination of tax years 1994 through 1999.

In the second quarter, the net impact of the above favorable items ($0.13 per share), together with approximately $80 million of pre-tax restructuring and related charges ($0.06 per share), contributed $0.07 to earnings per share.

Q1

•	Pratt & Whitney: Approximately $25 million gain realized on the sale of a partnership interest in an engine program at Pratt Canada.

•	Eliminations and Other: Approximately $25 million gain from the sale of marketable securities.

2005

Q2

•	Eliminations and Other: Approximately $75 million non-cash gain from marketable securities. Approximately $45 million interest income related to 1994-1999 U.S. federal tax audits.

•	Income Taxes: Net favorable income tax adjustment of approximately $60 million, principally related to 1994-1999 U.S. federal tax audits. The tax impact of Hamilton Sundstrand’s divestiture of its Falk business was substantially offset by the tax benefit arising from the sale of a non-core Carrier refrigeration business. Neither transaction significantly impacted pre-tax earnings.

In the second quarter, the net impact of the above favorable items ($0.14 per share), together with $70 million of pre-tax restructuring and related charges ($0.05 per share), contributed $0.09 to earnings per share.

Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of marketable securities.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	September 30, 2006	December 31, 2005
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$2,914	$2,247
Accounts receivable, net	7,693	7,240
Inventories and contracts in progress, net	7,197	5,659
Other current assets	2,102	2,060

Total Current Assets	19,906	17,206

Fixed assets, net	5,576	5,623
Goodwill, net	13,828	13,007
Intangible assets, net	3,143	3,059
Other assets	7,143	7,030

Total Assets	$49,596	$45,925

Liabilities and Shareowners’ Equity
Short-term debt	$1,224	$2,305
Accounts payable	4,245	3,820
Accrued liabilities	9,953	9,220

Total Current Liabilities	15,422	15,345

Long-term debt	7,067	5,935
Other liabilities	7,323	6,876

Total Liabilities	29,812	28,156

Minority interest in subsidiary companies	850	778

Shareowners’ Equity:
Common Stock	9,186	8,552
Treasury Stock	(8,679)	(7,418)
Retained Earnings	18,167	16,051
Accumulated other non-shareowners’ changes in equity	260	(194)

	18,934	16,991

Total Liabilities and Shareowners’ Equity	$49,596	$45,925

Debt Ratios:
Debt to total capitalization	30%	33%
Net debt to net capitalization	22%	26%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Operating Activities
Net Income	$996	$821	$2,867	$2,443
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	252	265	772	728
Deferred income taxes and minority interest	89	163	209	417
Stock compensation cost	45	48	136	119
Changes in working capital	60	(312)	(681)	(538)
Voluntary contributions to pension plans	(31)	(200)	(31)	(365)
Other, net	(50)	370	(124)	385

Net Cash Provided by Operating Activities	1,361	1,155	3,148	3,189

Investing Activities
Capital expenditures	(184)	(249)	(603)	(584)
Acquisitions and disposal of businesses, net	(16)	(901)	(173)	(3,262)
Other, net	193	58	109	28

Net Cash Used in Investing Activities	(7)	(1,092)	(667)	(3,818)

Financing Activities
Increase (decrease) in borrowings, net	(483)	594	(36)	1,664
Dividends paid on Common Stock	(249)	(208)	(705)	(625)
Repurchase of Common Stock	(580)	(385)	(1,330)	(760)
Other, net	(43)	57	195	214

Net Cash (Used In)/ Provided by Financing Activities	(1,355)	58	(1,876)	493

Effect of foreign exchange rates	32	(4)	62	(27)

Net increase (decrease) in cash and cash equivalents	31	117	667	(163)
Cash and cash equivalents - beginning of period	2,883	1,985	2,247	2,265

Cash and cash equivalents - end of period	$2,914	$2,102	$2,914	$2,102

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring items that are not included in organic growth in 2006 include approximately $25 million from the sale of a partnership interest in an engine program at Pratt Canada, $25 million from the sale of marketable securities, approximately $80 million from the settlement of Pratt collaboration programs, approximately $60 million pretax gain realized on the sale of a partnership interest in Scroll Technologies, and approximately $60 million of interest income related to the final ruling on the 1994 – 1999 U.S. federal tax audits. Non-recurring revenues that are not included in organic growth in 2005 include approximately $45 million of interest income related to 1994 – 1999 U.S. federal tax audits and approximately $105 million investment gain (approximately $30 million recorded in the first quarter). Constant currency represents reported revenues or operating profit less the impact of foreign currency translation.